225 Franklin Street Boston, MA 02110-2804 United States of America

News Release

For Release:	IMMEDIATELY

Contact:	Edward J. Resch	Investors:	Kelley MacDonald	Media:	Hannah Grove
	+1 617/664-1110		+1 617/664-3477		+1 617/664-3377

STATE STREET CORPORATION PRICES SECURITIES OFFERING Common Stock, SPACESsm, and Capital Securities Offerings to Partially Fund Pending Deutsche Bank GSS Acquisition

Boston, MA ... January 15, 2003

          State Street Corporation (NYSE:  STT) today announced that it has priced its public offering of 6,220,000 shares of common stock, $300 million, or 1,500,000 units, of SPACESsm, and $300 million of floating rate medium-term capital securities.

          The common stock was priced at $39.60 per share, representing a $0.50 per share discount to the closing price of State Street’s common stock on the New York Stock Exchange on January 14, 2003 and an aggregate common stock offering size of approximately $250 million.

          Each SPACES has a stated amount of $200 and will consist of PACESsm, a fixed-share purchase contract and treasury securities, and a variable-share repurchase contract.  The SPACES investors will receive total annual payments of 6.75% on the units, payable quarterly, consisting of an annual 2.75% coupon on the PACES and an annual 4.00% contract payment on the variable-share repurchase contract.  The SPACES  will have a threshold appreciation price of $48.71, reflecting a 23% premium to the common stock reference price of $39.60.  State Street will not receive any significant proceeds from the SPACES at closing, but will receive the proceeds upon settlement of the fixed share purchase contract on November 15, 2005. The variable-share repurchase contract will be settled on February 15, 2006.

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         Concurrent with the common stock and the SPACES  offerings, State Street also issued $300 million of floating rate medium-term capital securities at LIBOR plus 50 basis points, due February 15, 2008.  The capital securities are subject to a mandatory redemption at December 15, 2005, providing certain regulatory requirements are satisfied.

         The net aggregate proceeds at closing from the common stock, SPACES, and floating rate medium-term capital securities will be approximately $525 million.  In addition, State Street has also granted the underwriters an option to purchase up to an additional 15% of each offering.  As previously announced, these net proceeds from the offerings will be used to fund a portion of the up-front purchase price payable at the closing of the pending acquisition of Deutsche Bank AG’s Global Securities Services business.

         Goldman, Sachs & Co. is the sole book-running lead manager for each of the securities offerings.

         State Street Corporation (NYSE: STT) is the world’s leading specialist in providing sophisticated global investors with investment servicing and investment management.  With $6.2 trillion in assets under custody and $763 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 22 countries and over 100 markets worldwide.  For more information, visit State Street’s web site at www.statestreet.com.

         SPACES and PACES are service marks of Goldman, Sachs & Co. and are the subject of a pending patent application. All rights reserved.

         This news announcement may contain forward-looking statements as defined by United States securities laws. Those statements are based on current expectations and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2001 annual report and subsequent SEC filings.  These include risks and uncertainties relating to synergies achievable with acquired business, the value of worldwide financial markets, levels of market interest rates, dynamics of markets served, pricing and competition, and the pace of new business.  State Street encourages investors to read the Company's annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision.  The forward-looking statements contained in this news announcement speak only as of the date hereof, January 15, 2003, and the Company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

          This news announcement does not constitute an offer by State Street of any securities for sale.  The offerings made by means of a prospectus and related prospectus supplements, copies of which are available from Goldman Sachs & Co., One New York Plaza, New York, NY 10004 and Deutsche Bank Securities Inc., 31 West 52nd Street, New York, NY 10019.

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